EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-128023 of our reports dated September 29, 2005, relating to the financial statements and financial statement schedule of Brady Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/Deloitte & Touche LLP
Milwaukee, Wisconsin
October 12, 2005